UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2012

AMN HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16753	06-1500476
(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2012, AMN Healthcare Services, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) by and among (1) the Company, as a guarantor, (2) AMN Healthcare, Inc., as borrower (the “Borrower”), (3) certain subsidiaries of the Borrower, as guarantors, (4) the several lenders from time to time party thereto, as lenders (the “Lenders”), and (5) SunTrust Bank, as administrative agent for the Lenders (the “Administrative Agent”), to provide for two credit facilities (the “Credit Facilities”), including (A) a $50 million secured revolving credit facility (the “Revolver”) that includes a $20 million sublimit for the issuance of letters of credit and a $15 million sublimit for swingline loans and (B) a $200 million secured term loan credit facility (the “Term Loan”). In addition, the New Credit Agreement provides that the Borrower may from time to time obtain an increase in the Revolver or the Term Loan in an aggregate principal amount not to exceed $75 million (with a $37.5 million sublimit for the Revolver) subject to, among other conditions, the arrangement of additional commitments with financial institutions reasonably acceptable to the Borrower and the Administrative Agent.

The Company and each domestic subsidiary of the Borrower (the “Guarantors”) have guaranteed the obligations of the Borrower under the New Credit Agreement. The obligations of the Borrower and the Guarantors under the New Credit Agreement and the Credit Facilities are secured by substantially all of their assets.

The proceeds from the initial drawdown under the Credit Facilities included (1) a drawdown of the entire $200 million under the Term Loan and (2) a drawdown of approximately $3.0 million under the Revolver. The proceeds were used to repay in full all outstanding indebtedness under the Borrower’s existing credit facilities (the “Existing Credit Facilities”) under two existing credit agreements to which the Company, the Borrower and certain of the Borrower’s subsidiaries were a party, and to pay related transaction costs. In addition, approximately $10 million of standby letters of credit issued under the Existing Credit Facilities have been rolled under and deemed issued under the Revolver.

The Revolver is available for working capital, capital expenditures, permitted acquisitions and general corporate purposes of the Company and its subsidiaries. The maturity date of the Revolver is April 5, 2017; the maturity date of the Term Loan is April 5, 2018.

The Revolver carries an unused fee of 0.5% per annum. There are no mandatory reductions in the Revolver. Borrowings under the Revolver bear interest at floating rates based upon either a LIBOR or a prime interest rate option selected by the Borrower, plus a spread of 3.75% to 4.25% and 2.75% to 3.25%, respectively, in each case, as specifically determined quarterly based upon the Borrower’s then-existing Consolidated Leverage Ratio.

The Term Loan is subject to amortization of principal of 1.00% per year of the original Term Loan amount, payable in equal quarterly installments. Borrowings under the Term Loan bear interest at floating rates based upon either a LIBOR (with a floor of 1.25%) or a prime interest rate option selected by the Borrower, plus a spread of 4.50% to 4.75% and 3.50% to 3.75%, respectively, in each case, as specifically determined quarterly based upon the Borrower’s then-existing Consolidated Leverage Ratio.

The New Credit Agreement requires the Borrower to make additional customary mandatory prepayments of the Credit Facilities with the proceeds of certain asset dispositions, extraordinary receipts, debt issuances and equity issuances. Unless the Borrower’s Consolidated Leverage Ratio falls below a certain threshold, the New Credit Agreement also requires the Borrower to make mandatory prepayments of the Credit Facilities within ninety days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2012, in an amount equal to 25% or 50% (as specifically determined based on the Borrower’s Consolidated Leverage Ratio) of the Company’s Excess Cash Flow, less any voluntary prepayments made during the fiscal year of the (1) Term Loan or (2) the Revolver to the extent any prepayment of the Revolver is accompanied by a permanent reduction in the amount of the Revolver. Finally, the New Credit Agreement contains a prepayment penalty of 1.00% if the Term Loan is repaid or otherwise refinanced in the first year following the closing date with a new term loan with a lower all in yield than the existing Term Loan.

The New Credit Agreement contains various customary affirmative and negative covenants. It also contains financial covenants that require the Borrower (1) not to exceed a certain maximum Consolidated Leverage Ratio and (2) to maintain a minimum Consolidated Interest Coverage Ratio. The payment obligations under the New Credit Agreement may be accelerated upon the occurrence of defined events of default.

The foregoing description of the New Credit Agreement is a summary and does not contain all of the exceptions and qualifications that may apply. The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the actual agreement, which we intend to file within the time period prescribed by the SEC rules and regulations. Unless the context otherwise indicates, capitalized terms used in this Item 1.01 without definition have the meanings given to them in the New Credit Agreement.

The Lenders and the Administrative Agent and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

Item 1.02 Termination of a Material Definitive Agreement.

On April 5, 2012, the Company used all of the proceeds from the initial drawdown under the Credit Facilities to (1) repay in full all outstanding indebtedness under the Existing Credit Facilities, which were governed by (A) the Credit Agreement dated as of December 23, 2009 by and among the Company, as a guarantor, the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, certain lenders and Bank of America, N.A., as administrative agent for the lenders (as amended or modified, the “First Lien Credit Agreement”), and (B) the Credit Agreement dated as of September 1, 2010 by and among the Company, as a guarantor, the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, certain lenders and Bank of America, N.A., as administrative agent for the lenders (as amended or modified, the “Second Lien Credit Agreement”), and (2) pay related transactions costs. The First Lien Credit Agreement and the Second Lien Credit Agreement were terminated upon the repayment of the outstanding indebtedness.

In connection with the termination of the Second Lien Credit Agreement, the Borrower paid a prepayment premium of $1.2 million in the aggregate to the lenders thereunder pursuant to the terms of the Second Lien Credit Agreement.

The lenders and the administrative agent under the First Lien Credit Agreement and the Second Lien Credit Agreement and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.

Date: April 9, 2012	By:	/s/ Susan R. Salka
Susan R. Salka
President and Chief Executive Officer